Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT


         We consent to the incorporation by reference in this Registration Statement of Quicksilver Resources Inc. on Form S-3 of our report dated February 26, 2001, on the consolidated balance sheets of Quicksilver Resources Inc. as of December 31, 2000 and 1999 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000; appearing in the Annual Report on Form 10-K of Quicksilver Resources Inc. for the year ended December 31, 2000 and to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Fort Worth, Texas
September 12, 2001